BYLAWS
OF

SYMETRA LIFE INSURANCE COMPANY
Effective July 1, 2014

ARTICLE I
SHAREHOLDER’S MEETINGS

1.    ANNUAL MEETING. The annual meeting of the shareholders of the corporation for the election of directors to succeed those whose terms expire, and for the transaction of such other business as may properly come before the meeting, shall be held at 1:30 o’clock in the afternoon on the last business day of April of each year or on such other day as may be designated by the President or the Board of Directors. The meeting shall be held at the principal executive office of the corporation, or at such other place as may be designated by the President or the Board of Directors.

2.    SPECIAL MEETINGS. Special meetings of the shareholders, for the consideration of such matters as may be named in the call for such meetings may be held at any time upon the call of the President or the Board of Directors, and shall be called by the Board of Directors upon the written demand, signed, dated and delivered to the Secretary, of the holders of at least ten (10) percent of all the votes entitled to be cast on any issue proposed to be considered at the meeting. Such written demand shall state the purpose or purposes for which such meeting is to be called. The time, date and place of any special meeting shall be determined by the Board of Directors or by the President.

3.    NOTICE OF MEETING. Notice of the place, date and time of all meetings of shareholders and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be communicated not fewer than ten (10) days nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote at such meeting. Notice may be communicated in person, by mail, or other method of delivery, or by telephone, voice mail, or other electronic means (e.g. electronic mail). Notice of any shareholders’ meeting may be waived in writing by any shareholder at any time, either before or after the meeting. The waiver must be in writing, signed by the shareholder entitled to the notice, and be delivered to the corporation for inclusion in the minutes or filing with the corporate records. Attendance at any meeting in person or by proxy shall constitute a waiver of notice of such meeting.

4.    ORGANIZATION OF MEETING - QUORUM. A shareholders’ meeting, duly called, can be organized for the transaction of business whenever a quorum is present. The presence, in person or by proxy, of the holders of a majority of the voting power of all shareholders shall constitute a quorum; and the shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

5.    ADJOURNED MEETINGS. An adjournment or adjournments of any shareholders’ meeting may be taken to such time and place as those present may determine, without new notice being given, whether by reason of the failure of a quorum to attend or otherwise; but any meeting at which directors are to be elected shall be adjourned only from day to day until such directors are elected, and in the case of any such meeting which is adjourned because of the failure of a quorum to attend, those who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

6.    VOTING AT MEETINGS. Each holder of stock shall at all times and for all purposes be entitled to one vote for each share of stock then of record in his name on the books of the corporation. Every shareholder shall have the right to cast his vote either in person or by proxy. All voting at shareholders’ meetings shall be viva voce, unless any qualified voter shall demand a vote by ballot. In the case of voting by ballot, each ballot shall state the name of the shareholder voting, the number of shares owned by him, and, in addition, if such vote be cast by proxy, it shall also state the name of the proxy.

7.    CONDUCT OF MEETING. The President, and in his or her absence, a Vice President in the order provided under Section 4 of Article IV hereof, and in their absence, any person chosen by the shareholders present shall call the meeting of the shareholders to order and shall act as chairperson of the meeting, and the Secretary of the corporation shall act as secretary of all meetings of the shareholders, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting.

8.    ACTION WITHOUT MEETING. Except as otherwise set forth in this section, any action required or permitted by law to be taken at a meeting of the shareholders may be taken without a meeting or vote if one or more consents in writing setting forth the action taken shall be signed and dated by the holders of outstanding shares having not less than ninety percent (90%) of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted, and are delivered to the corporation for inclusion in the minutes or filing with the corporation’s records. Written consents from a sufficient number of shareholders must be obtained within sixty (60) days from the date of the earliest dated consent for such consents to be effective to take corporate action. Provided, however, a director shall not be removed by written consents unless written consents are obtained from the holders of all the outstanding shares of the corporation. If not otherwise fixed by law or in accordance with these bylaws, the record date for determining shareholders entitled to take action without a meeting is the date the first shareholder signs such a written consent and delivers it to the corporation. Written consents may be delivered to the corporation by electronic transmission. A written consent may be revoked by a writing to that effect received by the corporation prior to the receipt by the corporation of unrevoked written consents sufficient in number to take the corporate action.

ARTICLE II
BOARD OF DIRECTORS

1.    NUMBER AND QUALIFICATIONS. The business affairs of the corporation shall be managed by a Board of not less than five (5) nor more than twenty-one (21) directors, as set from time to time by resolution of the Board of Directors, which directors need not be shareholders of the corporation.

2.    ELECTION - TERM OF OFFICE. The directors shall be elected by the shareholders at each annual shareholders’ meeting to hold office until the next annual shareholders’ meeting and until their respective successors are elected and qualified or until his or her death, resignation or removal. In the event of failure to hold an election of directors at any annual shareholders’ meeting, or in the event of failure to hold any annual shareholders’ meeting as provided in these bylaws, election of directors may be held at a special meeting of the shareholders called for that purpose.

3.    RESIGNATION AND REMOVAL. Any director of the corporation may resign at any time by delivering written notice to the Board of Directors or the corporation. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. A director shall be subject to removal, with or without cause, at a meeting of the shareholders called for that purpose in the manner prescribed by law.

4.    VACANCIES. Except as otherwise provided by law, vacancies in the Board of Directors, whether caused by resignation, removal, death or otherwise, may be filled by a majority of the remaining directors attending any regular meeting of the Board, or any special meeting, if the notice of such special meeting indicates that filling such vacancy is a purpose of the meeting (even though less than a quorum is present), or by the shareholders at any regular meeting of shareholders or at any special meeting called for that purpose. A director thus elected to fill any vacancy shall hold office for the unexpired term of the director’s predecessor, and until the director’s successor is elected and qualified.

5.    ANNUAL MEETING. The first meeting of each newly elected Board of Directors shall be known as the annual meeting thereof. Notice of such meeting need not be given.

6.    REGULAR AND SPECIAL MEETINGS. Regular meetings of the Board of Directors shall be held at such place and at such times as the Board of Directors shall fix and determine from time to time. The President may call a special meeting of the Board of Directors at any time, and shall call such a meeting upon request of a majority of the members of the Board of Directors. Any and all business may be transacted at a special meeting that may be transacted at a regular meeting of the Board.

7.    NOTICE OF MEETINGS. No notice shall be required for any regular meeting of the Board of Directors. Notice of each special meeting of the Board of Directors shall be given by written notice delivered or communicated in person, by teletype, facsimile or other form of wire or wireless communication, or by mail or private carrier, to each director at his business address or at such other address as such director shall have designated in writing filed with the Secretary, in each case not less than twenty-four (24) hours prior to the meeting. The notice need not prescribe the purpose of the special meeting of the Board of Directors or the business to be transacted at such meeting. If mailed, such notice shall be deemed to be effective when deposited in the United States mail so addressed, with postage thereon prepaid. If notice is given by private carrier, such notice shall be deemed to be effective when delivered to the private carrier. Whenever any notice whatever is required to be given to any director of the corporation under the articles of incorporation or these bylaws or any provision of the Iowa Business Corporation Act, a waiver thereof in writing, signed at any time, whether before or after the date and time of meeting, by the director entitled to such notice shall be deemed equivalent to the giving of such notice. The corporation shall retain any such waiver as part of the permanent corporate records. A director’s attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the director at the beginning of the meeting or promptly upon his or her arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

8.    QUORUM. A majority of the members of the Board of Directors shall be necessary to constitute a quorum for the transaction of business, but a less number may adjourn any meeting from time to time and the same may be held without further notice. When a quorum is present at any meeting, a majority vote of the members in attendance thereat shall decide any question brought before such meeting.

9.    ACTION WITHOUT MEETING. Any action required or permitted by law to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if the action is taken by all members of the Board of Directors or committee, as the case may be, and if one or more consents in writing describing the action so taken shall be signed by each director then in office and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this section is effective when the last director signs the consent, unless the consent specifies a different effective date. Written consents may be delivered to the corporation by electronic transmission. A director’s consent may be withdrawn by a revocation signed by the director and delivered to the corporation prior to the delivery to the corporation of unrevoked written consents signed by all of the directors.

10.    DIRECTOR’S ASSENT PRESUMED. A director of the corporation who is present at a meeting of its Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless the director’s dissent shall be entered in the minutes of the meeting or unless the director shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered or certified mail to the Secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

11.    DIVIDENDS. The Board of Directors may authorize and the corporation may make distributions to its shareholders in cash or property out of earned surplus (as defined below), but no distribution may be made if, after giving it effect, either of the following would result:

(a)    The corporation would not be able to pay its debts as they become due in the usual course of business; or

(b)    The corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of this distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The Board of Directors may base a determination that a distribution is not prohibited either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

“Earned surplus” means surplus as regards policyholders less paid-in and contributed surplus, and may include a fair revaluation of assets by the Board of Directors that is reasonable under the circumstances; provided, however, assets revalued by the Board of Directors cannot be included in earned surplus until thirty (30) days after the Commissioner of Insurance of the State of Iowa has received notice of the revaluation and has approved the revaluation.

12. NO EXCLUSIVE DUTY. No director is required to be an officer, employee or shareholder of the corporation or, unless otherwise required by Iowa insurance laws, to be a resident of the State of Iowa. A director shall not be required to manage the corporation as his or her sole and exclusive function, and he or she may have other business interests and engage in activities in addition to those relating to the corporation. Neither the corporation, the shareholders, nor any other director shall have any right, by virtue of these bylaws, to share or participate in such other investments or activities of the directors, or in the income or proceeds derived therefrom.

ARTICLE III
COMMITTEES

The Board of Directors by resolution adopted by the affirmative vote of a majority of all of the directors then in office may create one or more committees, appoint members of the Board of Directors to serve on the committees and designate other members of the Board of Directors to serve as alternates. If the corporation is required to have its own audit committee under the National Association of Insurance Commissioners’ Model Audit Rule, the Board of Directors by the affirmative vote of a majority of all of the directors then in office may appoint members of the board of directors of the parent holding company, Symetra Financial Corporation, to serve on the audit committee. Each committee shall have two (2) or more members who shall, unless otherwise provided by the Board of Directors, serve at the pleasure of the Board of Directors. A committee may be authorized to exercise the authority of the Board of Directors, except that a committee may not do any of the following: (a) authorize distributions unless in accordance with a formula or method, or within limits, prescribed by the Board of Directors; (b) approve or propose to shareholders action that the Iowa Business Corporation Act requires to be approved by shareholders; (c) fill vacancies on the Board of Directors of the corporation or on any of its committees; provided, however, in the absence or disqualification of a member of a committee, the member or members present at a meeting and not disqualified from voting may unanimously appoint another director to act in place of the absent director; or(d) adopt, amend or repeal bylaws. Unless otherwise provided by the Board of Directors in creating the committee, a committee may employ counsel, accountants and other consultants to assist it in the exercise of its authority.

ARTICLE IV
OFFICERS

1.    OFFICERS ENUMERATED - ELECTION. The officers of the corporation shall be a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, and one or more Assistant Treasurers, all of whom shall be elected by the Board of Directors to hold office for the term for which they are elected and until their successors are elected and qualified. Unless otherwise provided in the resolution of the Board of Directors electing an officer, the term of office of each officer shall extend to and expire at the meeting of the Board following the next annual meeting of shareholders.

2.    QUALIFICATIONS. None of the officers of the corporation, except the President, needs be a director. Any two or more of the corporate officers may be combined in one person.

3.    PRESIDENT. The President shall be the chief executive officer of the corporation and, subject to the ultimate authority of the Board of Directors, shall have general charge, supervision and control over the business and affairs of the corporation and shall be responsible for the management thereof.

4.    VICE PRESIDENTS. In the absence or disability of the President, one of the Vice Presidents, in the order designated by the Board of Directors, or in the absence of any designation, in the order of their election, shall act as President, but a Vice President who is not a director cannot succeed to or fill the office of President. Each Vice President shall perform such other duties as the Board of Directors or the President may from time to time designate or assign. One or more of the Vice Presidents may be designated by the Board of Directors as Senior Vice President, Executive Vice President, or such other title as the Board deems appropriate for the position and duties.

5    SECRETARY. The Secretary shall: (a) keep minutes of the meetings of the shareholders and of the Board of Directors (and of committees thereof) in one or more books provided for that purpose (including records of actions taken by the shareholders or the Board of Directors (or committees thereof) without a meeting); (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by the Iowa Business Corporation Act; (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized; (d) maintain a record of the shareholders of the corporation, in a form that permits preparation of a list of the names and addresses of all shareholders, by class or series of shares and showing the number and class or series of shares held by each shareholder; (e) sign with the President, or a Vice President, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned by the President or by the Board of Directors.

6.    ASSISTANT SECRETARIES. The Assistant Secretaries shall perform such duties as may be assigned to them by the Secretary, the President, or the Board of Directors. In the absence or disability of the Secretary, one of the Assistant Secretaries, in the order designated by the Board of Directors, or in the absence of any designation, in the order of their election, shall perform all of the duties and may exercise any of powers of the Secretary.

7.    TREASURER. The Treasurer shall have charge and custody of and be responsible for all funds and securities of the corporation. The Treasurer shall deposit all such funds in the name of the corporation in such depositories or invest them in such investments as may be designated or approved by the Board of Directors, and shall authorize disbursement of the funds of the corporation in payment of just demands against the corporation, or as may be ordered by the Board of Directors on securing proper vouchers for such disbursements. The Treasurer shall render to the Board of Directors from time to time as may be required of him an account of all his transactions as Treasurer, and shall perform such other duties as may from time to time be assigned by the Board of Directors or the President.

8.    ASSISTANT TREASURERS. The Assistant Treasurers shall perform such duties as may be assigned to them by the Treasurer, the President, or the Board of Directors. In the absence or disability of the Treasurer, the Assistant Treasurers, in the order designated by the Board of Directors, or in the absence of any designation, in the order of their election, shall perform all of the duties and may exercise any of the powers of the Treasurer.

9.    OTHER OFFICERS AND AGENTS. The Board of Directors may appoint such other officers and agents as it shall deem necessary to exercise such powers and perform such duties as shall be determined from time to time by the Board.

10.    RESIGNATION AND REMOVAL. An officer may resign at any time by delivering notice to the Secretary or the Board of Directors. A resignation is effective when the notice is delivered unless the notice specifies a later effective time. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Any officer appointed by the President may be removed by the President, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Election or appointment shall not of itself create contractual rights.

ARTICLE V
PROXIES

Unless otherwise ordered by the Board of Directors, any and all shares of stock owned or held by this corporation in any other corporation shall be represented and voted at any meeting of the shareholders of any such corporation by any one of the following officers of this corporation in the following order who shall attend such meeting, i.e., the President, a Vice President, or the Treasurer, and such representation by any one of the officers above named shall be deemed and considered a representation in person by this corporation at such meeting. Any one of the officers above named may execute a proxy appointing any other person as attorney and proxy to represent this corporation at such shareholders’ meeting and to vote upon all stock of such corporation owned or held by this corporation with all power and authority in the premises that any of the officers above named would possess if personally present. The Board of Directors by resolution may from time to time confer like powers upon any other person or persons.

ARTICLE VI
STOCK

1.    CONSIDERATION AND CERTIFICATES FOR STOCK. The Board of Directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the corporation. Before the corporation issues shares, the Board of Directors must determine that the consideration received or to be received for shares to be issued is adequate. Certificates of stock of the corporation shall be issued in such form in accordance with the corporation law of the state of Iowa as may be approved by the Board of Directors, and may be signed by the President or any Vice President, and the Secretary or any Assistant Secretary.

2.    TRANSFERS. Shares of stock may be transferred by delivery of the certificates therefore accompanied either by an assignment in writing on the back of the certificate or by a written power of attorney to sell, assign and transfer the same by the record holder of the certificate; but no transfer shall be valid except as between the parties thereto until such transfer shall have been made on the books of the corporation. Except as specifically provided in these bylaws, no shares of stock shall be transferred on the books of the corporation until the outstanding certificate therefore has been surrendered to the corporation.

3.    SHAREHOLDERS OF RECORD. The corporation shall be entitled to treat the holder of record on the books of the corporation of any share or shares of stock as the holder in fact thereof for all purposes, including the payment of dividends on such stock and the right to vote on such stock.

4.    LOSS OR DESTRUCTION OF CERTIFICATES. In the case of loss or destruction of any certificates of stock, another may be issued in its place upon proof of such loss or destruction, and upon the giving of a satisfactory bond or indemnity to the corporation. A new certificate may be issued without requiring any bond when in the judgment of the Board of Directors it is proper to do so.

5.    CLOSING OF TRANSFER BOOKS. The Board of Directors may close the books of the corporation against transfers of stock of the corporation for such period as the directors may from time to time determine, in anticipation of shareholders’ meetings, or the payment of any dividend or distribution, or any change or conversion or exchange of shares of the corporation.

6.    REGULATIONS. The Board of Directors shall have the power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, conversion and registration of certificates for shares of the stock of the corporation not inconsistent with the bylaws, the articles of incorporation, or the laws of the state of Iowa.

ARTICLE VII
AUTHORIZATIONS

1.    POLICY CONTRACTS. The President, the Secretary and such additional officers as may be authorized by the Board of Directors shall have authority to execute all policies of insurance or contracts for annuities on behalf of the corporation.

2.    AGENCY CONTRACTS. The President, the Secretary and such additional officers or any other employees as may be authorized by the Board of Directors or designated in writing by the President shall have authority to execute agency contracts and related agreements on behalf of the corporation.

3.    STATUTORY AGENTS. The President, the Secretary and such additional officers as may be authorized by the Board of Directors are authorized to appoint statutory agents of the corporation and to execute powers of attorney in evidence thereof, authorizing such statutory agents to accept service of process against the corporation, to execute any and all papers and to comply with all applicable requirements of law in order to qualify the corporation to do business in any state, territory, district, country or jurisdiction and to take any other action on behalf of the necessary corporation or proper to be taken in compliance with law or with rules or regulations of the supervisory authorities in order to qualify the corporation to do business.

4.    CONTRACTS. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

5.    LOANS. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

6.    CHECKS, DRAFTS, ETC. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by the President or such other officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by the President or by resolution of the Board of Directors.

7.    SHAREHOLDER’S RIGHT TO INFORMATION.

(a)    A shareholder of the corporation is entitled to inspect and copy, during regular business hours at the corporation’s principal office, any of the following records of the corporation:

(i)    Articles or restated articles of incorporation and all amendments currently in effect;

(ii)    Bylaws or restated bylaws and all amendments currently in effect;

(iii)    Resolutions adopted by the Board of Directors creating one or more classes or series of shares and fixing their relative rights, preferences and limitations, if shares issued pursuant to those resolutions are outstanding;

(iv)    Minutes of all shareholders’ meetings and records of all action taken by shareholders without a meeting, for the past three (3) years;

(v)    All written communications to shareholders generally within the past three (3) years, including the financial statements furnished for the past three (3) years;

(vi)    A list of the names and business addresses of the corporation’s current directors and officers; and

(vii)    The corporation’s most recent biennial report delivered to the Iowa Secretary of State.

Provided the shareholder shall have given the corporation written notice of the shareholder’s demand at least five (5) business days before the date on which the shareholder wishes to inspect and copy.

(b)    If a shareholder makes a demand in good faith and for a proper purpose, the shareholder describes with reasonable particularity the shareholder’s purpose and the records the shareholder desires to inspect, and the record requested is directly connected with the shareholder’s stated purpose, then the shareholder shall be entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, any of the following records of the corporation provided the shareholder gives the corporation written notice of the shareholder’s demand at least five (5) business days before the date on which the shareholder wishes to inspect and copy any of the following:

(i)    Excerpts from minutes of any meeting of the Board of Directors, records of any actions of a committee of the Board of Directors while acting in place of the Board of Directors on behalf of the corporation, minutes of any meeting of the shareholders, and records of action taken by the shareholders or the Board of Directors without a meeting to the extent not subject to inspection under paragraph (a) above;

(ii)    Accounting records of the corporation; and

(iii)    The record of shareholders of the corporation.

(c)    Upon written request from a shareholder, the corporation, at its expense, shall furnish to that shareholder the annual financial statements of the corporation, including a balance sheet and income statement and, if the annual financial statements are reported upon by a public accountant, that report must accompany them.

(d)    The corporation may impose a reasonable charge, covering the costs of labor and material, for copies of any documents provided to the shareholder. The charge shall not exceed the estimated cost of production or reproduction of the records.

8.    INSPECTION OF RECORDS BY DIRECTORS. A director is entitled to inspect and copy the books, records and documents of the corporation at any reasonable time to the extent reasonably related to the performance of the director’s duties as a director, including any duties as a member of a committee, but not for any other purpose or in any manner that would violate any duty to the corporation.

ARTICLE VIII
INDEMNIFICATION

1.    INDEMNITY. Without limiting the generality of Article IX of the Corporation’s amended and restated articles of incorporation, the corporation shall indemnify and advance expenses to any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including a grand jury proceeding) and whether formal or informal, by reason of the fact that such person (a) is or was a director or officer of the corporation, or (b) while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent, partner or trustee (or in a similar capacity) of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan, to the maximum extent it is empowered to indemnify and advance expenses to a director by the Iowa Business Corporation Act, Iowa Code Chapter 490, as the same exists or may hereafter be amended or changed (but, in the case of any such amendment or change, only to the extent that such amendment or change empowers the corporation to provide broader indemnification than said law empowered the corporation to provide prior to such amendment or change), against reasonable expenses (including attorneys’ fees), judgments, fines, penalties, including an excise tax assessed with respect to an employee benefit plan, and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding or any appeal thereof; provided, however, that except as provided in Section 2 of Article VIII hereof with respect to proceedings seeking to enforce rights of indemnification, entitlement to such indemnification shall be conditional upon the Corporation being afforded the opportunity to participate directly on behalf of such person in such claim, action, suit or proceeding or any settlement discussions relating thereto, and with respect to any settlement or other nonadjudicated disposition of any threatened or pending claim, action, suit or proceeding, entitlement to indemnification shall be further conditional upon the prior approval by the Corporation of the proposed settlement or non-adjudicated disposition. The determination that a director or officer has met the relevant standard of conduct under the Corporation’s amended and restated articles of incorporation or under the Iowa Business Corporation Act, as applicable, to be entitled to indemnification and/or the advancement of expenses shall be made by any of the following:

(a) If there are two or more qualified directors, by a majority vote of all qualified directors, a majority of whom shall for such purpose constitute a quorum.

(b) By a majority of the members of a committee of two or more qualified directors appointed by a vote of the board of directors in accordance with subparagraph (a) above.

(c) By special legal counsel selected in one of the following manners:

(i)	selected by the board of directors in accordance with subparagraphs (a) or (b) above; or

(ii)	if there are fewer than two qualified directors, selected by the board of directors, in which case those directors who are not qualified directors may participate in the voting on the selection.

(d) By the shareholders, but shares owned by or voted under the control of a director who at the time is not a qualified director shall not be voted on the determination.

For purposes of this Article VIII, a qualified director is a director who, at the time of a vote referred to above, (i) is not a party to the proceeding; (ii) is not a director as to whom a transaction is a director’s conflicting interest transaction or who sought a disclaimer of the Corporation’s interest in a business opportunity, in each case as defined by law, which transaction or disclaimer is challenged in the proceeding; and (iii) does not have a familial, financial, professional, employment or other relationship with a director described in subsections (i) or (ii) that would reasonably be expected to impair the objectivity of the director’s judgment when participating in the vote referred to above.

Approval or disapproval by the corporation of any proposed settlement or other nonadjudicated disposition shall not subject the corporation to any liability to or require indemnification or reimbursement of any party whom the corporation would not otherwise have been required to indemnify or reimburse. The right to indemnification conferred in this Article shall include the right to payment or reimbursement by the corporation of reasonable expenses incurred in connection with any such claim, action, suit or proceeding in advance of its final disposition; provided, however, that the payment or reimbursement of such expenses in advance of the final disposition of such claim, action, suit or proceeding shall be made only upon (a) delivery to the corporation of a signed written undertaking, by or on behalf of the person claiming indemnification under this Article to repay all amounts so advanced if (i) such person is not entitled to mandatory indemnification under Iowa Business Corporation Act, and (ii) it shall ultimately be determined under the Iowa Business Corporation Act that such person is not entitled to be indemnified under this Article or otherwise, and (b) delivery to the corporation of a signed written affirmation of such person’s good faith belief that (i) such person has met the relevant standard of conduct necessary to require indemnification by the corporation pursuant to this Article or otherwise, or (ii) the proceeding involved conduct for which liability has been eliminated under a provision of the amended and restated articles of incorporation.

2.    PAYMENT. Any indemnification or advancement of expenses required under this Article shall be made promptly upon, and in any event within thirty (30) days after, the written request of the person entitled thereto. If the corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days of the date such request is received by the corporation, the person seeking indemnification or advancement of expenses as granted by this Article may at any time within the applicable statute of limitations bring suit against the corporation in any court of competent jurisdiction to establish such person’s right to indemnity or advancement of expenses. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification in any such action or proceeding shall also be indemnified by the corporation. It shall be a defense to any action brought against the corporation to compel indemnification (other than an action brought to enforce a claim for the advancement of expenses pursuant to this Article where the written affirmation of good faith and the undertaking to repay as required above has been received by the corporation) that the claimant has not met the standard of conduct set forth in Section 490.851 or 490.856 of the Iowa Business Corporation Act, as applicable, but the burden of proving such defense shall be on the corporation. Neither (a) the failure of the corporation (including its board of directors, committee, special legal counsel or the shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 490.851 or 490.856 of the Iowa Business Corporation Act, as applicable nor (b) the fact that there has been an actual determination by the corporation (including its board of directors, committee, special legal counsel or the shareholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct. In the event that the applicable standard of conduct has been met as to some claims, actions, suits or proceedings, but not as to others, a person who has a right of indemnification pursuant to this Article shall be indemnified against all expenses (including attorney fees) actually and reasonably incurred by such person in connection with the claim, action, suit or proceeding as to which the applicable standard has been met. Nothing contained in this section shall limit the obligation, duty or ability of the corporation to indemnify such person as provided elsewhere in this Article.

3.    CONTRACT. The provisions of this Article shall be deemed a contract between the corporation and each director and officer who serves in such capacity at any time while this Article and the relevant provisions of the Iowa Business Corporation Act are in effect, and any repeal or modification of any such law or of this Article shall not adversely affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any claim, action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

4.    WITNESSES. The corporation shall indemnify and advance expenses to any person who was or is a witness in or is threatened to be made a witness in any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including a grand jury proceeding) and whether formal or informal, by reason of the fact that such person (a) is or was a director or officer of the corporation, or (b) while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent, partner or trustee (or in a similar capacity)

of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan, to the same extent that such person would be entitled to indemnification and advancement of expenses under this Article if such person were, or were threatened to be made, a party to such claim, action, suit or proceeding, against reasonable expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding or any appeal thereof.

5.    APPLICABILITY. This Article shall be applicable to all claims, actions, suits or proceedings commenced after the effective date hereof, whether arising from acts or omissions occurring before or after the effective date hereof. Each person who is now serving or who shall hereafter serve as a director or officer of the corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided for in this Article, and such rights of indemnification shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, administrators and legal or personal representatives of such a person. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer of the corporation to the maximum extent permitted by any applicable portion of this Article that shall not have been invalidated.

6.    INITIATION OF CLAIMS. Notwithstanding anything in this Article to the contrary, except with respect to proceedings initiated to enforce rights of indemnification to which such person is entitled under this Article or otherwise, the corporation shall indemnify any such person in connection with a claim, action, suit or proceeding (or part thereof) initiated by such person only if the initiation of such claim, action, suit or proceeding (or part thereof) was authorized by the board of directors.

7.    INSURANCE. The corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article, the Iowa Business Corporation Act or otherwise. The corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or similar arrangements), as well as enter into contracts providing for indemnification to the maximum extent permitted by law and including as part thereof any or all of the foregoing, to ensure the payment of such sums as may become necessary to effect full indemnification. The corporation’s obligation to make indemnification and pay expenses pursuant to this Article shall be in excess of any insurance purchased and maintained by the corporation and such insurance shall be primary. To the extent that indemnity or expenses of a person entitled to indemnification and payment of expenses pursuant to this Article are paid on behalf of or to such person by such insurance such payments shall be deemed to be in satisfaction of the corporation’s obligation to such person to make indemnification and pay expenses pursuant to this Article.

ARTICLE IX
SEAL

The seal of this corporation shall consist of a flat-faced, circular die with the words, SYMETRA LIFE INSURANCE COMPANY and with the words and figures “Corporate Seal, 1957” in the center, and with the word “Iowa” also being shown on the face of the seal.

ARTICLE X

COPIES OF RESOLUTIONS

Any person dealing with the corporation may rely upon a copy of any of the records of the proceedings, resolutions, or votes of the shareholders, the Board of Directors, or such committees as may from time to time be established, when certified by the President, a Vice President, Secretary, or an Assistant Secretary.

ARTICLE XI
AMENDMENT OF BYLAWS

1.    BY THE SHAREHOLDERS. These bylaws may be amended, altered or repealed at any meeting of the shareholders, if notice of the proposed alteration or amendment is contained in the notice of the meeting.

2.    BY THE BOARD OF DIRECTORS. These bylaws may be amended, altered or repealed by the affirmative vote of a majority of the whole Board of Directors at any regular meeting of the Board; provided, however, that the Board of Directors shall not amend, alter or repeal any bylaw in such a manner as to affect in any way the qualification, classification, or term of office of the directors. Any action of the Board of Directors, with respect to the amendment, alteration or repeal of these bylaws is hereby made expressly subject to change or repeal by the shareholders. The shareholders may from time to time specify particular provisions of the bylaws which shall not be amended or repealed by the Board of Directors.